Exhibit 16.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 - 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

January 12, 2012

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Triangle Petroleum Corporation and, under the date of April 13, 2011, we reported on the consolidated financial statements of Triangle Petroleum Corporation as of and for the years ended January 31, 2011 and 2010. On January 10, 2012, we were dismissed. We have read Triangle Petroleum Corporation’s statements included under Item 4.01 of its Form 8-K dated January 12, 2012, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada